INDEPENDENT AUDITORS' REPORT

The Board of Directors,
American Century World Mutual Funds, Inc.

     In planning and performing our audits of the financial statements of International Growth Fund, Global Growth Fund, International Discovery Fund, Emerging Markets Fund, Life Sciences Fund, and Technology Fund comprising American Century World Mutual Funds, Inc. (the "Company"), for the year ended November 30, 2000 (June 30, 2000 (inception) through November 30, 2000 for Life Sciences Fund and Technology Fund) (on which we have issued our reports dated January 8, 2001), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Company's internal control.

     The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

     Because of inherent limitations in any internal control, misstatements due error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures deteriorate.

     Our consideration of the Company's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Company's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of November 30, 2000.

     This report is intended solely for the information and use of management, the Board of Directors of the Company, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
January 8, 2001